Exhibit 10.2

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

This First Amendment dated as of March 7, 2023 to that certain Note Purchase Agreement (this “Agreement”) dated as of February 28, 2023, between HeartBeam, Inc., a Delaware corporation (the “Company”), and Maverick Capital Partners, LLC, a Delaware limited liability company (the “Investor”). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the NPA (as defined below).

WHEREAS, the parties entered into a Note Purchase Agreement, dated as of February 28, 2023 (“NPA”), the Company and the Investor; and

WHEREAS, the parties have decided to amend the NPA as described further herein;

WHEREAS, Section 4.9 of the NPA provides that the NPA may be amended with the written consent of the Company and the Investor.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS

1.1 Sale and Issuance of Notes. Section 1.1 of the NPA is hereby amended and restated to read in its entirety as follows:

Subject to the terms and conditions of this Agreement, the Investor may purchase, and the Company may sell and issue to the Investor, up to $4,000,000 principal amount of Notes, bearing interest at 6% per annum. The price of each of the Notes shall be 100% of the principal amount thereof. Draw Down requests shall follow the Draw Down Rules set forth in Section 1.2, below. The Investor shall purchase such Notes at such times on or before May 31, 2023 and in such amounts as the Company may elect pursuant to this Section 1.1 and Section 1.2 hereof, provided that (a) the initial purchase shall consist of Notes with an aggregate principal amount of $500,000, (b) subsequent purchases of Notes shall be for a minimum of $100,000 or an integral multiple thereof, and (c) the Investor shall purchase the Notes only if it is satisfied with its due diligence review of the Company following each “Draw Down Notice” as defined below and the Company’s Form S-3 registration statement remains effective with the Securities and Exchange Commission (“SEC”) for the resale of all shares of common stock received by the Investor upon conversion of part or all of the Notes.

1.2 No Amendment. Nothing contained herein in any manner modifies or amends any other terms or provisions of the NPA all of which remain in full force and effect unmodified.

ARTICLE II
MISCELLANEOUS

2.1 Amendment and Waiver. This Agreement may be amended only by an instrument in writing signed by all of the signatories hereto.

2.2 Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Florida as applied to agreements entered into and to be performed entirely within the State of Florida. Venue for any dispute shall be in the Federal or State courts in Miami-Dade County, Florida.

2.3 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. Facsimile signatures (including in .pdf format) shall constitute original signatures for all purposes of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

HeartBeam, Inc.

By:
Title:

Address:
2118 Walsh Avenue
Santa Clara, CA 95050

Maverick Capital Partners, LLC

By:
Title:

Address:
8 the Green
Suite 6509
Dover, DE 19901